CONFIRMING STATEMENT


This Statement confirms that the undersigned, Jim Fiebiger, has authorized and designated Robert Lelieur or John Cobb of Power Integrations, Inc. (the "Company"), or
Bruce E. Schaeffer, David A. Hubb, of
DLA Piper Rudnick Gray Cary to execute
and file on the undersigned's behalf
all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of the Company.
The undersigned acknowledges that Bruce E. Schaeffer
 or David A. Hubb are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Date:  	March 23, 2006



/s/ Balakrishnan S. Iyer
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Gray Cary\PA\10141821.1
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Gray Cary\PA\10141821.1
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